UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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Barnes Group Inc.
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Supplement to Proxy Statement
For Annual Meeting of Stockholders
To be held on May 5, 2023

April 21, 2023

Dear Stockholders,

We are writing to you on behalf of the Board of Directors of Barnes Group Inc. (“Barnes” or the “Company”) addressing an advisory report issued by the proxy advisory firm Institutional Stockholder Services (“ISS”) on April 18, 2023, regarding the 2023 Annual Meeting of Stockholders scheduled for May 5, 2023. In its report, ISS recommends that Barnes stockholders vote against the advisory vote to approve executive compensation (also known as “say-on-pay”), and against all members of our Compensation & Management Development Committee. We respectfully and strongly disagree with ISS’s recommendations for the reasons outlined below.

Barnes has a longstanding practice of continuously engaging with its stockholders to ensure alignment of our executive compensation program with stockholder interests. Our say-on-pay proposals have garnered more than 96% stockholder support over the last five years (excluding last year, which is discussed below) and each member of the Compensation & Management Development Committee received over 90% stockholder support during this period. We and our fellow Board members appreciate that support, as well as the candid and constructive feedback we receive from stockholders as part of our stockholder outreach.

Last year, our say-on-pay proposal covering 2021 received 38% support, an especially clear message from our stockholders. We fully understood the gravity of that vote and the need for the highest levels of responsiveness. Accordingly, this past year we intensified our regular outreach efforts. Mylle H. Mangum (Lead Independent Director, member of the Compensation & Management Development Committee and Chair of the Corporate Governance Committee) and JoAnna L. Sohovich (Chair of the Compensation & Management Development Committee) led our Fall 2022 outreach effort supported by several members of the senior leadership team. We offered meetings to each of our top 50 stockholders (representing over 75% of our outstanding shares), which resulted in meetings with six stockholders (representing approximately 29% of our outstanding shares). The meetings were constructive and led to tangible changes in our executive compensation practices.

All of the above is detailed in our Proxy Statement (see pp. 28-29) and acknowledged by ISS in its report. ISS nevertheless criticizes the Proxy Statement for “shareholder feedback [that] was disclosed in vague terms.”

Although the Proxy Statement was intended to, and in our view does, include a comprehensive discussion of feedback received in connection with our stockholder outreach efforts, we have prepared this supplement to provide greater clarity and expanded details to round out the disclosure.

To be clear:
•Stockholder concern focused specifically on 2021 annual incentive compensation actually paid and its misalignment with certain performance metrics, particularly total shareholder return (“TSR”).
•Stockholders did NOT identify structural issues with our executive compensation program or request that Barnes overhaul or significantly modify its executive compensation design.
•Stockholders offered suggestions for consideration on aspects of our executive compensation practices in response to our request on how to enhance pay-for-performance alignment.

The table below sets forth in detail specific feedback provided by stockholders and the actions we took in response to that feedback.

Stockholder Feedback	Actions
Goal Setting
Discussions focused on goal-setting process and performance metrics.

Specific suggestions provided for consideration included (a) requiring above-median performance to achieve target payout of long-term incentive performance share awards (“PSAs”); (b) continued use of quantifiable metrics aligned with stockholder value, and satisfaction with the use of ROIC as a performance metric; and (c) avoiding TSR as an annual metric.

•Increased the rigor of performance goals by requiring achievement at the 55th percentile (rather than median) for relative TSR and EBITDA growth performance vs. Russell 2000 to receive a target payout under PSAs starting with the 2023-2025 performance cycle.
•Maintained quantifiable targets tied to stockholder value, including revenue, diluted EPS and days working capital for annual incentives; and TSR, EBITDA and ROIC for PSAs.
•Continued to avoid TSR as a metric for annual incentives.

Stockholder Feedback	Actions
Annual Incentive Payouts
Discussions focused on concerns that annual incentive payouts in 2021, based upon goals reflecting continued pandemic-related uncertainties which were set below the goals for 2020, drove a pay-for-performance misalignment.

Specific suggestion provided for consideration was setting annual incentive goals that reflect continuous improvement.

•Reinforced practice of establishing rigorous annual performance goals based on meaningful metrics requiring year-over-year improvements, evidenced by 2022 targets that required improved performance over 2021 and resulted in a Corporate Performance Measure Payout of 42% of target based on actual performance.
•Reduced the maximum annual incentive opportunity from 3x target to 2x target for the incoming CEO in 2022 and other executives starting in 2023, with increased percent-of-salary target opportunities positioned at the median of our peers based upon benchmarking by our independent consultant.

Stronger Pay for Performance Alignment
A stockholder suggested capping payouts for PSAs when TSR is negative over the three-year performance period to promote better alignment between pay and stockholder returns.
•Added a new cap on PSA payouts, limiting the payout opportunity under the relative TSR measure to 1x target if absolute TSR is negative over the applicable three-year performance period, starting with the 2023-2025 performance cycle.

Improved Disclosure of Realized Pay
A stockholder suggested additional disclosure of “take home” compensation.	•Expanded pay vs. performance disclosures consistent with new proxy disclosure requirements.

In addition to our extensive shareholder outreach efforts and meaningful steps to better align pay and performance, we note that ISS’s report found a low level of concern with respect to three aspects of our executive pay practices and a medium level of concern with respect to one aspect of our executive pay practices. The one high level of concern was related to perceived poor responsiveness to shareholder concerns, which we trust this supplement to dispel.

Critically, ISS’s recommendation to vote against all Compensation & Management Development Committee members, which is unwarranted given both the stated concerns and our extensive stockholder outreach and response, effectively calls for the removal of 75% of the women serving on our Board of Directors.

In light of the additional disclosures provided here, we hope ISS will reconsider its recommendations, which are inconsistent with the Board’s engagement, the isolated focus of stockholder concerns and the Board’s meaningful action in response to stockholder concerns.

We appreciate the opportunity to communicate with stockholders and look forward to continuing engagement in the future as Barnes drives to deliver sustainable stockholder value.

Cordially,
Thomas O. Barnes, Chairman of the Board
Mylle H. Mangum, Lead Independent Director, member of the Compensation & Management Development Committee and Chair of the Corporate Governance Committee
JoAnna L. Sohovich, Chair of the Compensation & Management Development Committee

FOR THESE REASONS, WE URGE OUR STOCKHOLDERS
TO VOTE “FOR” ALL DIRECTOR NOMINEES AND
VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

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